As filed with the Securities and Exchange Commission on August 21, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

WARNER CHILCOTT PUBLIC LIMITED COMPANY

(Exact Name of Registrant as specified in its charter)

Ireland	98-0626948
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Unit 19 Ardee Business Park

Hale Street

Ardee, Co. Louth, Ireland

+353 41 685 6983

(Address including zip code of Principal Executive Offices)

Warner Chilcott Equity Incentive Plan

(Full title of the plan)

Izumi Hara, Esq.

100 Enterprise Drive

Rockaway, New Jersey 07866

(973) 442-3200

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Michael Kaplan

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Tel: (212) 450-4000

Fax: (212) 450-4800

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares (par value $0.01 per share) (“Common Stock”) (2)	10,743,601	$15.74(3)	$169,050,562(3)	$9,434(3)
Common Stock (4)	6,541,129	$16.72(5)	$109,377,587(5)	$6,104(5)
Total Common Stock	17,284,730

(1)	Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares available for future awards under the Warner Chilcott Equity Incentive Plan.

(3)	Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended (the “1933 Act”), solely for the purpose of computing the registration fee, based on the average of the high and low prices of the securities being registered hereby on the Nasdaq Global Market on August 20, 2009.

(4)	Represents shares issuable pursuant to outstanding options under the Warner Chilcott Equity Incentive Plan.

(5)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933 based upon the weighted average exercise price of outstanding options.

EXPLANATORY NOTES

Registration Fee. The Registration fee for the shares issuable pursuant to outstanding options under the Warner Chilcott Equity Incentive Plan as listed above was calculated as follows:

Title of Securities to be Registered	Amount to be Registered	Exercise Price Per Share	Aggregate Offering Price	Amount of Registration Fee
Common Stock	1,438,290	$22.98	$33,051,904	$1,844.30
Common Stock	479,430	$22.98	$11,017,301	$614.77
Common Stock	78,128	$14.95	$1,168,014	$65.18
Common Stock	763,960	$15.00	$11,459,400	$639.43
Common Stock	250	$13.30	$3,325	$0.19
Common Stock	1,950	$13.21	$25,760	$1.44
Common Stock	533	$13.19	$7,030	$0.39
Common Stock	2,750	$13.82	$38,005	$2.12
Common Stock	150	$14.85	$2,228	$0.12
Common Stock	24,715	$14.81	$366,029	$20.42
Common Stock	3,457	$16.66	$57,594	$3.21
Common Stock	24,664	$18.09	$446,172	$24.90
Common Stock	17,017	$17.77	$302,392	$16.87
Common Stock	10,051	$17.73	$178,204	$9.94
Common Stock	662,546	$17.64	$11,687,311	$652.15
Common Stock	308,145	$15.64	$4,819,388	$268.92
Common Stock	17,430	$18.00	$313,740	$17.51
Common Stock	16,195	$17.21	$278,716	$15.55
Common Stock	4,190	$17.51	$73,367	$4.09
Common Stock	31,261	$16.95	$529,874	$29.57
Common Stock	17,100	$15.12	$258,552	$14.43
Common Stock	8,910	$14.50	$129,195	$7.21
Common Stock	1,826,757	$13.29	$24,277,601	$1,354.69
Common Stock	703,910	$10.52	$7,405,133	$413.21
Common Stock	38,140	$13.15	$501,541	$27.99
Common Stock	61,200	$16.01	$979,812	$54.67
Total Common Stock issuable upon exercise of Outstanding Options	6,541,129		$109,377,587	$6,104

Reorganization. On August 20, 2009, Warner Chilcott Limited (the “Predecessor Registrant”) completed a scheme of arrangement under Bermuda law (the “Scheme of Arrangement”) that effected a transaction that resulted in the holders of Warner Chilcott Limited Class A common shares, par value $0.01 per share, becoming holders of Warner Chilcott plc ordinary shares, par value $0.01 per share, and the Predecessor Registrant becoming a wholly owned subsidiary of Warner Chilcott plc, a newly formed public limited company organized in, and a tax resident of, Ireland (the “Registrant” or “Company”). In connection with the Scheme of Arrangement, the Company entered into a Deed Poll of Assumption pursuant to which the Company formally adopted the Warner Chilcott Equity Incentive Plan (the “Plan”), assumed the Predecessor Registrant’s existing obligations in connection with awards granted under the Plan and amended the Plan and awards as necessary to provide for the issuance of the Company’s ordinary shares, rather than the Class A common shares of the Predecessor Registrant, upon the exercise of awards consisting of options under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the 1933 Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company and/or the Predecessor Registrant, are incorporated herein by reference.

(1) The Predecessor Registrant’s Annual Report on Form 10-K, filed with the Commission on February 27, 2009, as amended on April 17, 2009.

(2) All other reports filed pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), by the Predecessor Registrant or the Company since the end of the fiscal year covered by the Annual Report referred in (2) above.

(3) The description of the Company’s ordinary shares contained in its Current Report on Form 8-K filed with the Commission on August 21, 2009, pursuant to Section 12 of the 1934 Act, (including any amendment thereto or report filed for the purpose of updating such description).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Warner Chilcott Limited and Warner Chilcott plc have entered into indemnification agreements (the “Indemnification Agreements”) with each of the directors of Warner Chilcott plc and its Secretary that provide that Warner Chilcott Limited will indemnify the indemnitee against claims related to such indemnitee’s service to

Warner Chilcott plc, and against claims related to such indemnitee’s service to Warner Chilcott Limited, except (i) in respect of any claim as to which a final and non-appealable judgment is rendered against the indemnitee (x) for an accounting of profits made from the purchase or sale by such indemnitee of securities of Warner Chilcott plc, or Warner Chilcott Limited, as applicable, pursuant to the provisions of Section 16(b) of the Exchange Act or similar provision of state statutory or common law or (y) for reimbursement to Warner Chilcott plc, or Warner Chilcott Limited, as applicable, of any bonus or other incentive-based or equity-based compensation or of any profits realized by such indemnitee from the sale of securities of Warner Chilcott plc, or Warner Chilcott Limited, as applicable, as required under the Exchange Act; (ii) in certain circumstances, in respect of any action, suit or proceeding initiated by the indemnitee against Warner Chilcott plc, Warner Chilcott Limited or any of their respective subsidiaries, directors, officers, employees, agents or other indemnities; (iii) in respect of any proceeding brought by Warner Chilcott plc, Warner Chilcott Limited or any of their respective subsidiaries against such indemnitee; (iv) in respect of any claim as to which a court of competent jurisdiction has determined in a final and non-appealable judgment that indemnification is not permitted under applicable law; (v) in respect of any claim as to which the indemnitee is convicted of a crime constituting a felony under the laws of the jurisdiction where the criminal action was brought (or, where a jurisdiction does not classify any crime as a felony, a crime for which the indemnitee is sentenced to death or imprisonment for a term exceeding one year). The Indemnification Agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that such person is not entitled to indemnification. The Indemnification Agreements further provide that prior to seeking an indemnification payment or expense advancement under the agreement, the indemnitee shall seek an indemnification payment or expense advancement under any applicable insurance policy. In the event an indemnification payment or expense advancement is not received pursuant to an insurance policy within five business days of a request of the insurer, the indemnitee shall be entitled to receive such indemnification payment or expense advancement pursuant to the terms of the Indemnification Agreements. Any appropriate person or body consisting of a member or members of the board of directors of Warner Chilcott plc or any other person or body appointed by the board of directors of Warner Chilcott plc who is not a party to the particular proceeding with respect to which the indemnitee is seeking indemnification, or an independent counsel, may preclude an indemnification payment or expense advance under the Indemnification Agreements if such person or body determines that the indemnitee is not permitted to be indemnified under applicable law. The indemnitee seeking indemnification may challenge such determination. The Indemnification Agreements provide that in the event the indemnitee receives judgment in his or her favor or the claim against the indemnitee is otherwise disposed of in a manner that allows Warner Chilcott plc to indemnify such indemnitee under its articles of association as then in effect, Warner Chilcott plc will reimburse Warner Chilcott Limited for any related indemnification payments or expense advancements.

Under Irish law, a company may not exempt its directors or Secretary from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors and the Secretary may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

In addition, the articles of association of Warner Chilcott plc also contain an indemnity for each officer (other than the Secretary or the directors) against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved, by reason of the fact that he or she is or was an officer of Warner Chilcott plc; provided, however, that Warner Chilcott plc shall not indemnify any such person against any liability arising out of (a) any fraud or dishonesty in the performance of such person’s duty to the Warner Chilcott plc, or (b) such person’s conscious, intentional or wilful breach of the obligation to act honestly and in good faith with a view to the best interests of Warner Chilcott plc.

Warner Chilcott plc has taken out directors and officers liability insurance, as well as other types of insurance, for its directors and officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

4.1	Memorandum and Articles of Association of Warner Chilcott plc (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Warner Chilcott plc on August 21, 2009).

5.1	Opinion of Arthur Cox.

10.3	Deed Poll of Assumption relating to Equity Incentive Plan, dated August 20, 2009 (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Warner Chilcott plc on August 21, 2009).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Arthur Cox (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Warner Chilcott Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Warner Chilcott plc on August 21, 2009).

ITEM 9.	REQUIRED UNDERTAKINGS

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ardee, Co Louth, Ireland, on this 21st day of August, 2009.

Warner Chilcott plc

By:	/s/ Roger M. Boissonneault
Name:	Roger M. Boissonneault
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger M. Boissonneault and Paul Herendeen, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger M. Boissonneault Roger M. Boissonneault	Chief Executive Officer, President and Director (Principal Executive Officer)	August 21, 2009

/s/ Paul Herendeen Paul Herendeen	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 21, 2009

/s/ Todd M. Abbrecht Todd M. Abbrecht	Director	August 21, 2009

/s/ James H. Bloem James H. Bloem	Director	August 21, 2009

/s/ David F. Burgstahler David F. Burgstahler	Director	August 21, 2009

/s/ John P. Connaughton John P. Connaughton	Director	August 21, 2009

/s/ John A. King John A. King	Director	August 21, 2009

/s/ Stephen P. Murray Stephen P. Murray	Director	August 21, 2009

Signature	Title	Date

/s/ Stephen G. Pagliuca Stephen G. Pagliuca	Director	August 21, 2009

/s/ Steven C. Rattner Steven C. Rattner	Director	August 21, 2009

/s/ Patrick J. O’Sullivan Patrick J. O’Sullivan	Director	August 21, 2009

EXHIBIT INDEX

4.1	Memorandum and Articles of Association of Warner Chilcott plc (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Warner Chilcott plc on August 21, 2009).

5.1	Opinion of Arthur Cox.

10.3	Deed Poll of Assumption relating to Equity Incentive Plan, dated August 20, 2009 (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Warner Chilcott plc on August 21, 2009).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Arthur Cox (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Warner Chilcott Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Warner Chilcott plc on August 21, 2009).